Exhibit 20.1

E-Waste Systems Incorporated
OTCQB: EWSI
Winter/Spring 2013

PUBLIC BUSINESS PLAN SUMMARY

Background
In the US alone, reverse logistics has become more than a $100 billion annual business with Third Party Logistics Providers (“3PLs”) capturing up to 7% of an enterprise’s gross sales, totaling roughly 12-15% of the profits in the electronics industry.1, 2 This does not include much of the resale of still usable goods that flood the marketplace as new updates in software and hardware are released. Many analysts and practitioners expect e-waste to grow faster than any other waste stream over the next 5+ years as environmental legislation and policies set more stringent requirements for the disposal of these items, and as demand increases for raw materials and precious metals needed to manufacture new technological products.3

This industry is highly fragmented. In contrast to the forward supply chain, the electronics reverse logistics supply chain is less efficient and operates more piecemeal. Most 3PL’s and Waste Electrical and Electronic Equipment (“WEEE”) processors are small companies, running at modest levels of revenues and profits. Few companies offer national coverage and even fewer offer multinational coverage. A significant opportunity exists for an experienced and knowledgeable management team with strategically placed networks to integrate, consolidate, and become a leader in the industry.

E-Waste Systems Incorporated (“EWSI” or the “Company”)
E-Waste Systems, Inc. is a market-leading, integrated business in this emerging WEEE industry. Through its subsidiaries and affiliates, EWSI offers customized end-to-end solutions in IT Asset Recovery, E-Waste Management, and Electronics Reverse Logistics. EWSI leverages its affiliates’ complementary geographies, technical capabilities, and strong supplier relationships to expand the services offered to customers, cross-fertilize best management practices, streamline logistics, aggregate volumes, offer state-of-the-art engineering, and provide a truly global e-waste solution. The expertise, experience, and relationships of the EWSI senior management team, particularly in the application of scale cost reductions, business development, and technology implementation is a key differentiator.

EWSI targets as customers organizations facing a mix of regulatory, environmental, and price pressures, as well as an increasing need to protect their brand names and safeguard their data in the management of their e-waste. EWSI’s adherence to the principles of Fair Trade and the requirements of the WEEE Directive provides these customers with reassurance that end-of-life e-waste management is not only fully compliant and certified but is also done with social and environmental responsibility at the forefront.

The EWSI strategy for growth comprises the following key elements:

Market Leading Brand: EWSI is the only pure play public e-waste company. Our brand is unique and is promoted aggressively and globally to attain maximum awareness aligned with the highest compliance standards in the world. Our commitment is to continuously enhance and achieve the best brand in the industry, to the benefit of our clients and our business partners.

Global Reach: EWSI recognizes that e-waste is a global problem that requires a global solution.  We are therefore committed to developing and managing a worldwide presence, with primary focus on the Americas, Europe, and Asia.

Franchising and Affiliations: We have and will continue developing affiliations with quality companies that share our business and environmental principles, that expand the geographic and service coverage of EWSI, and that deliver superior return on investment with lower capital outlay for our shareholders.

Thought-Leading Business Development Initiatives: Leveraging our network of contacts and affiliates, we target key customer and market segments with the most innovative and customized e-waste solutions.

Management Services: We offer our expertise in professional management practices and modern systems to our expanding affiliate network. Compliance and certification across all platforms are critical issues as the WEEE Directive and US State, EPA and international regulations expand and become enforced. Brand protection and data security are increasingly top of mind for corporate purchasers of electronic equipment and this is a prime part of our offering.

Proprietary Technology: We are committed to developing and deploying a portfolio of proprietary engineering and technologies that can extract maximum value from end-of-life assets while minimizing environmental impact. These technologies include software solutions as well as high-end separation, refining, and processing technologies applied to component materials and output streams such as plastics, precious metals, glass, carbon, and bio-materials.

Joint Ventures and Acquisitions: Carefully selected acquisitions and joint ventures in the Americas, Europe, and Asia remain part of our strategy. The acquisitions will be done opportunistically in a separate division in order to focus EWSI management on its main task of building its eWaste brand globally. Each JV and acquisition must be a profit center with local brand value, experienced management team, and solid commercial relationships with clients of strategic interest to EWSI. We completed one acquisition in the USA during 2012.

Fair Trade: EWSI is committed to the principles of Fair Trade. Opportunities to process end-of-life materials in countries with access to low cost of labor will be deployed to the fullest but only under the principles of at least living wages, the highest standards of environmental compliance, and corporate social responsibility suitably applied.

Team

• Martin Nielson, Founder: Mr. Nielson is a senior executive with over 30 extensive years of experience in operations and mergers and acquisitions for Gap, Businessland, and Corporate Express. He helped grow and build each of these companies to multi-billion dollar size through a combination of both organic initiatives and by acquiring and integrating scores of companies throughout the United States and Europe. He was previously founder and CEO of Global Electronics Recovery and GEARRS, and before that, CEO of Encompass Group Affiliates where he negotiated the acquisition of more than $100 million (£60 million) worth of businesses in the electronics reverse logistics industry. He is a passive partner of a strategy consulting firm in the electronics industry and previously founded and served as chairman and of a financial advisory company specializing in mergers & acquisitions. Mr. Nielson received a BS in Management, with minors in engineering and mathematics, from San Jose State University and subsequently studied Operations Research at San Francisco State University's Graduate School of Business.

• David Severson, Finance: Severson’s background in public company financial management includes SEC filings and compliance as well as serving as an outside controller for law firms, medical practices, manufacturers and small businesses since 1989. He served as the Controller for Helix Wind Corp (HLXW.OB) from 2009 until the Company’s sale to Sauer Energy in 2012. During that time he managed day-to-day company finance and accounting functions and participated in SEC reporting and the preparation of financial models and pro forma financial statements. He has a CPA practice in Southern California and has worked with a variety of individuals and businesses preparing tax returns and financial statements, formulating and implementing tax planning strategies, and preparing business plans and financing models. Mr. Severson is a CPA with a BBA in Accounting from Kent State University, and did graduate studies at San Diego State University.

• Paul Haft, Operations: Haft was a member of the founding management teams at two Ohio based electronic waste companies, including Ohio E-Waste and Tex-Mex Recycling, where he most recently served as Vice President. Previously, and contemporaneously, he was an executive with TechnoPlas, a plastics specialist company. In these companies he held numerous executive roles in their development and growth, including marketing, operations, international business development and sales, environmental program design, systems development and financial analysis. His accomplishments include: the design of programs and proposals to serve 85 Fortune 500 companies; oversight of all aspects of opening and operating new plants; and oversight of ISO certifications. In the last ten years, Haft’s companies have recycled over one billion pounds of materials.

• Susan Johnson, Corporate Administration: Johnson is President of CSJ Solutions, LLC, a company that helps new companies incorporate in various states and is resident agent for many of them in the State of Nevada. Ms. Johnson has over 43 years of experience in the industry, the last 12 as a paralegal specializing in corporate and securities work. She has taken classes from the SEC Institute to continue honing her skills in this area. She has worked as paralegal for Capital City Energy Group, Inc. and Language Access Network, Inc., a publicly traded company. Ms. Johnson has experience in industries ranging from chemical companies to law offices, working at a management level in accounting, sales, and marketing, as well as performing executive assistant duties to CEOs and Presidents). Ms. Johnson attended Eastern Kentucky University, where she studied English Literature, and Community College of Southern Nevada where she studied American Sign Language.

• Chris Zwicke, Planning and Analysis: Zwicke brings broad experience in waste solutions and reverse logistics. As an advisor to ReCellular, Inc., a leader in the secondary wireless industry, he focused on the company's first product mix expansion, assessing potential new lines of business in the recycling and resale of consumer electronics. As an internal consultant in the Strategy Group of Waste Management, Inc., he developed detailed financial forecasts in support of core business segments. His international experience includes helping Environmental Defense Fund investigate international expansion opportunities for energy efficiency corporate partnerships, as well as six years of early career work as a senior analyst in the international education field. He holds an MBA/MS with high distinction from the University of Michigan, including a focus on cleantech strategy and finance along with natural resource economics and management.

Financing

The execution of EWSI’s business plan is supported by the capital raising efforts of our investment banking and advisory teams. It is our intent to arrange the most cost-effective methods and negotiate the best possible terms for raising that capital. In support of this effort, we intend to seek out and implement capital structures that maximize long term shareholder value.

References

1. Malone, Robert. “Reverse Side of Logistics: The Business of Returns” Forbes Magazine March 2011

2. Blumberg Associates

3. Livingstone Report, Cleantech Group

Contact:

Martin Nielson, Founder
mnielson@ewastesystems.com

Forward-Looking Statement:

Certain statements in this document regarding financial matters, other than historical facts, and statements of our expectations, intentions, plans and beliefs, constitute "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain events, risks and uncertainties that may be outside our control. The words "believe", "expect", "anticipate", "optimistic", "intend", "will", and similar expressions identify forward-looking statements. The company intends that such proclamations about future expectations, including future revenues and earnings, future business expansion plans, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. These and other risks and uncertainties related to our business are described in greater detail in our filings with the Commission. The foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.